EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Callidus Software, Inc:
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127698, 333-117542, and 333-110757) of Callidus Software, Inc. of our reports dated March 15, 2007 with respect to the consolidated balance sheets of Callidus Software, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Callidus Software, Inc.
     As discussed in note 6 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provision of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, applying the modified prospective method.
/s/ KPMG LLP
Mountain View, California
March 15, 2007